Exhibit 99.1

Cherokee Inc.	Integrated Corporate Relations, Inc.
6835 Valjean Ave.	12121 Wilshire Blvd.#300
Van Nuys, CA 91406	Los Angeles, CA 90025
(818) 908-9868	(310) 954-1100
Contact: Russell J. Riopelle, Chief Financial Officer	Contact: Andrew Greenebaum

For Immediate Release:

Cherokee Inc.  Retains Goldman, Sachs & Co. to

Explore Strategic Alternatives

VAN NUYS, CA (December 18, 2007)   Cherokee Inc. (NASDAQ:  CHKE), a leading global licensor and brand management company, today announced that it intends to explore strategic alternatives to increase shareholder value, including among others, a possible sale of the Company.  The Company has retained Goldman, Sachs & Co. as its financial advisor to evaluate and assist with this process.  There can be no assurance regarding the timing of, or whether, this process will result in any sale or other transaction.  The Company does not intend to provide updates or make any further comment until its Board of Directors has approved a definitive transaction, if that occurs.

About Cherokee Inc.

Cherokee Inc., based in Van Nuys, is a marketer, licensor and manager of a variety of brands it owns (Cherokee, Sideout, Carole Little and others) and represents.  Currently, Cherokee has licensing agreements in a number of categories, including family apparel, fashion accessories and footwear, as well as home furnishings and recreational products.  Premier clients for the Cherokee brand around the world include Target Stores (U.S.), Tesco (U.K., Ireland and certain other European and Asian countries), Zellers (Canada), Pick ‘n Pay (South Africa), Fawaz Al Hokair (Middle East), Grupo Pão de Acucar (Brazil), S.A.C.I. Falabella (Chile and Peru), Arvind Mills (India), Shufersal LTD. (Israel) and Comercial Mexicana (Mexico).  Premier clients for Cherokee’s Sideout brand include Mervyn’s (U.S.) and Shanghai Bolderway (China), and for Cherokee’s Carole Little brands include TJX Companies (U.S., Canada and Europe).

Statements included within this news release that are not historical in nature constitute forward-looking statements for the purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995.  When used, the words “anticipates”, “believes”, “expects”, “may”, “should” and similar expressions are intended to identify such forward-looking statements.  Forward-looking statements included in this press release involve known and unknown risk and uncertainties that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such risks and uncertainties, include, but are not limited to, the effect of national and regional economic conditions, the financial condition of the apparel industry and the retail industry, the overall level of consumer spending, the effect of intense competition in the industry in which the Company operates, adverse changes in licensee or consumer acceptance of products bearing the Company’s brands as a result of fashion trends or otherwise, the ability and/or commitment of the Company’s licensees to design, manufacture and market Cherokee and Sideout branded products, the Company’s dependence on two licensees for most of the Company’s revenues, the Company’s dependence on its key management personnel, and adverse determinations of claims, liabilities or litigations.  A further list and description of these risk, uncertainties and other matters can be found in the Company’s Annual Report on Forms 10-K for Fiscal Year 2007, and in its periodic reports on Forms 10-Q and 8-K (if any).  Undue reliance should not be placed on the forward-looking statements contained herein because some or all of them may turn out to be wrong.  The Company disclaims any intent or obligation to update any of the forward-looking statements contained herein to reflect future events and developments.